Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Tyra Biosciences, Inc. for the registration of 15,373,253 shares of its common stock and to the incorporation by reference therein of our report dated March 19, 2024, with respect to the financial statements of Tyra Biosciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

March 19, 2024